Exhibit 99.1

Press Release

Vuzix Begins Mass Production of the World’s
First Windows-based Smart Glasses for Toshiba

ROCHESTER, NY, March 12, 2018 – Vuzix® Corporation (NASDAQ: VUZI), ("Vuzix" or, the "Company"), a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products for the consumer and enterprise markets, is pleased to announce that the company has begun mass production of the world’s first Windows-based smart glasses. First production shipments are expected to be delivered within approximately 30 days.

Vuzix entered into a development agreement with Toshiba in February 2017 to create a customized Window-based USB-C Type C AR smart glasses for Toshiba, which is a derivative product of the Vuzix M300 Smart Glasses. Over the past year the team at Vuzix created an entirely new Vuzix product for Toshiba, has delivered hundreds of engineering and development units and has begun volume manufacturing for Toshiba to fulfil the initial purchase order received by Toshiba as part of 3-year supply agreement, that has an expected minimum of $5,000,000 in purchases in the first 12 months, and which was previously announced by Vuzix in December 2017.

The co-branded Toshiba/Vuzix dynaEdge AR100 smart glasses “Powered by Vuzix” connect directly to Toshiba’s dynaEdge DE 100 Mobile Mini PC which can be belt-worn with a USB Type-C ™ cable. The dynaEdge smart glass solution comes equipped with Vision DE Suite, a Windows 10 based remote support application developed specifically for the DE100. Workers and technicians can communicate with each other via text messages, video, audio and still images. The dynaEdge smart glass solution enable users run Windows applications to browse PDFs, movies and photos as well as the ability to shoot photos and movies with sound. Additionally, the Vision DE Suite from Toshiba also comes equipped with Microsoft’s Skype for Business. For further details please see Toshiba’s press release on their new product here.

"Over the past year the team at Vuzix has done a remarkable job at executing against an aggressive project timeline for Toshiba to bring to market the world’s first Windows-based smart glasses. In just over a year we have successfully gone from design on a paper napkin to commencing volume production. Our shift into high volume manufacturing and deliveries of our Vuzix co-branded AR smart glasses product for Toshiba represents a strong vote of confidence in our capabilities and recognition of our leadership position within the wearable technology space," said Paul Travers, President and Chief Executive Officer at Vuzix.

"Vuzix’ ability to develop and manufacture a new class of smart glasses for Toshiba within an aggressive set of timelines was remarkable. We are also very impressed with Vuzix' line of smart glasses and other technology that the Company has in development and look forward to continued collaboration between the companies," said Carl Pinto, vice president of marketing and product development for Toshiba Client Solutions Division, Toshiba America Information Systems, Inc.

About Vuzix Corporation

Vuzix is a leading supplier of Smart-Glasses and Augmented Reality (AR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality. Vuzix holds 66 patents and 43 additional patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2018 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK and Tokyo, Japan.

Press Release

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward looking statements contained in this release relate to Toshiba as well as the Company's leadership in the Video Eyewear, VR and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the "Risk Factors" section of the Company's Annual Reports and MD&A filed with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Media and Investor Relations Contact:

Matt Margolis, Director of Corporate Communications and Investor Relations, Vuzix Corporation

matt_margolis@vuzix.com Tel: (585) 359-5952

Andrew Haag, Managing Partner, IRTH Communications

vuzi@irthcommunications.com Tel: (866) 976-4784

Vuzix Corporation, 25 Hendrix Road, Suite A, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com

For further sales, and product information, please visit:

North America:

http://www.vuzix.com/contact/

Europe/UK:

https://www.vuzix.eu/contact/

Asia:

http://www.vuzix.jp/contact.html